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                                                                     EXHIBIT 4.1

THIS NOTE IS MADE IN CONNECTION WITH THAT CERTAIN ASSET PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 12, 2001, BY AND AMONG MAKER, PAYEE AND STREAMEDIA.COM, LLC (THE "ASSET PURCHASE AGREEMENT"). PAYMENTS UNDER THIS NOTE ARE SUBJECT TO
ARTICLE 9 OF THE ASSET PURCHASE AGREEMENT.

THIS NOTE AND THE INDEBTEDNESS EVIDENCED BY THIS NOTE ARE SUBORDINATED, IN RIGHT OF PAYMENT TO THE PRIOR PAYMENT IN FULL OF INDEBTEDNESS OF MAKER TO THE HOLDERS OF SENIOR INDEBTEDNESS, WHICH TERM IS DEFINED BELOW.

                          SUBORDINATED PROMISSORY NOTE
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              $1,000,000 Aliso Viejo, California September 12, 2001

          FOR VALUE RECEIVED, the undersigned, MindArrow Systems, Inc., a California corporation, ("Maker") having its principal place of business at 101
                          ----
Enterprise, Suite 340, Aliso Viejo, California, hereby promises to pay to Radical Communication, Inc., a Delaware corporation, ("Payee"), having an
                                                       -----
address at 4086 Glencoe Avenue, Marina del Rey, California, the principal sum of One Million Dollars ($1,000,000), with interest thereon at the rate established in Section 2 below. Principal and interest will be due and payable in such coin or currency of the United States of America as at the time shall be legal tender for the payment of private and public debts and, except as set forth in Section 6 below, not subject to any defense, set-off, deduction, counterclaim, rescission, recoupment or adjustment whatsoever.

     1.   Payments. Equal payments of principal in the amount of $500,000 plus
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accrued interest shall be due and payable in two annual installments commencing
October 1, 2002.

     2.   Interest. Interest charges on the principal balance outstanding from
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time to time shall accrue at the rate of five percent (5%) per annum. If payment of the principal amount of this Note, together with accrued unpaid interest thereon is not paid on any date at which the principal of, and accrued unpaid interest on, this Note are declared to be or become due and payable as provided herein, then interest shall accrue on such unpaid amount from and after such date of default to the date of the payment in full of such unpaid amount (including from and after the date of the entry of judgment in favor of Payee in an action to collect this Note) at an annual rate equal to the lesser of 12% or the maximum rate of interest permitted by applicable law.

     3.   Events of Default. If any of the following events (each an "Event of
          -----------------                                           --------
Default") shall occur:
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          3.1  The dissolution of Maker or any vote in favor thereof by the board of directors and stockholders of Maker, as the case may be; or

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          3.2  Maker shall make an assignment for the benefit of creditors, or file with a court of competent jurisdiction an application for appointment of a receiver or similar official with respect to it or any substantial part of its assets or there shall be filed by Maker a petition seeking relief under any provision of the Federal Bankruptcy Code or any other federal or state statute now or hereafter in effect affording relief to debtors, or there shall be filed against Maker any such application or petition, which application or petition is not dismissed or withdrawn within sixty (60) days from the date of filing thereof; or

          3.3 Maker shall fail to pay the principal of, or interest on, or any other amount payable under, this Note, as and when the same shall become due and payable, whether by scheduled payment, mandatory prepayment, acceleration or otherwise;

then, upon the occurrence of any such Event of Default, the principal of, accrued unpaid interest on, and all other amounts payable under this Note shall become immediately due and payable.

     4.   Prepayment. Maker may prepay, in whole or part, the principal amount
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of this Note without penalty or premium; provided, however, any prepayment of this Note shall be applied first to the payment of accrued unpaid interest and then to the reduction of the unpaid principal.

     5.   Due on Sale. The entire principal sum and accrued interest will at
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once become due and payable, without notice, at the option of Payee, upon the occurrence of any of the following events: (i) the closing of a consolidation or merger of Maker with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of Maker immediately prior to such consolidation, merger or reorganization, own less than 50% of Maker's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which Maker is a party in which in excess of fifty percent (50%) of Maker's voting power is transferred to stockholders other than those persons or entities that were stockholders of Maker immediately prior to such transaction or transactions, excluding any consolidation or merger effected exclusively to change the domicile of Maker, or (ii) the closing of a sale, transfer, lease or other disposition of all or substantially all of the assets of Maker.

     6.   Offset. Reference is made to the Asset Purchase Agreement. Any
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indemnification to be paid by Sellers (as such term is defined in the Asset
Purchase Agreement) to Maker pursuant to ARTICLE 9 of the Asset Purchase Agreement shall be satisfied and paid solely from this Note. Payee and the Liquidating Trust (as such term is defined in the Asset Purchase Agreement), as the case may be, shall not distribute or transfer this Note prior to payment thereon by Maker and Maker shall have the right to withhold from any payment required thereunder an amount equal to the claim or claims asserted in accordance with the provisions of ARTICLE 9 of the Asset Purchase Agreement. If and when it is finally determined that any such claims are entitled to indemnification pursuant to ARTICLE 9 of the Asset Purchase Agreement, the amount of such claims may be offset against the retained payments and the remainder, if any, shall


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be delivered to Payee, or the Liquidating Trust, as the case may be, with interest on such remainder payable at the rate of 5% per annum.

     7.   Subordination. This Note is subordinated to all present and future
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indebtedness of Maker for borrowed money, excluding indebtedness incurred by
Maker to its trade creditors and suppliers in connection with purchases of equipment and supplies, (the "Senior Indebtedness"). Upon Maker's request, Payee (or any permitted transferees of this Note) shall execute one or more subordination agreements in a form and substance reasonably acceptable to Payee (or any permitted transferees of this Note) and the holder or holders of Senior Indebtedness providing that the debt hereunder is subordinated in right of payment to such debt, and requiring Payee (or any permitted transferees of this Note) to standstill in the exercise of its remedies prior to the exercise of remedies of the holders of Senior Indebtedness, such standstill to be on terms reasonably acceptable to Payee (or any permitted transferees of this Note) and the holders of such Senior Indebtedness.

     8.   Replacement of Note. In case this Note is mutilated, destroyed, lost
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or stolen, Maker shall, at its sole expense, execute, register and deliver a new
Note, in exchange and substitution for this Note, if mutilated, or in lieu of and substitution for this Note, if destroyed, lost or stolen. In the case of destruction, loss or theft, Payee shall furnish to Maker indemnity reasonably satisfactory to Maker, and in any such case, and in the case of mutilation, Payee shall also furnish to Maker evidence to its reasonable satisfaction of the mutilation, destruction, loss or theft of this Note and of the ownership thereof. Any replacement Note so issued shall be dated the date of this Note, shall be in the then current outstanding principal amount of this Note and interest thereon shall accrue from the date to which interest shall already have been paid on this Note or, if no interest shall have yet been paid, from the date of this Note.

     9.   Notice. All notices under this Note shall be in writing and shall be
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delivered by personal service or by certified or registered mail, postage prepaid, return receipt requested, to Maker at its principal place of business and to Payee at the address of Payee as set forth in the introductory paragraph above.

     10.  Governing Law. This Note has been executed in and shall be governed by
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the laws of the State of California without giving effect to the choice of law rules thereof. Notwithstanding the terms of the Asset Purchase Agreement, as part of the consideration for this Note, Maker and Payee hereby agree that all actions or proceedings arising directly or indirectly hereunder, whether instituted by Payee or Maker, shall be litigated in courts having situs within the State of California, County of Orange and Maker and Payee hereby expressly consent to the exclusive jurisdiction of any local, state or federal court located within said state and county, and consent that any service of process in such action or proceeding may be made by personal service upon Maker and Payee wherever Maker and Payee respectively may be located, or by certified or registered mail directed to Payee at its last known address. Maker and Payee waive trial by jury, any objection based on forum non conveniens, and any objection to venue of any action instituted hereunder in such County.

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     11.  Attorneys Fees. If any legal action, arbitration or other proceeding
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is brought to enforce or interpret this Note, the substantially prevailing party will be entitled to recover from the other party reasonable attorneys' fees and other costs incurred in such action, arbitration or proceeding, in addition to any other relief to which the prevailing party is entitled.

     12.  Modification. This Note may not be modified or discharged (other than
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by payment or conversion) except by a writing duly executed by Maker and Payee.

     13.  Miscellaneous. This Note and each of the terms hereof shall be binding
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upon Maker's successors and assigns and shall inure to the benefit of Payee and its permitted successors and assigns. No failure on the part of the Payee hereunder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver hereof; nor shall any single or partial exercise or any right or power or remedy hereunder preclude any other or further exercise of any right, power or remedy. The headings of the various paragraphs of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note. If any provision of this Note is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Note that can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

          This Note may not be transferred by Payee without the prior written consent of Maker other than, subject to the limitations set forth in the Asset Purchase Agreement, to a liquidating trustee, paying agent or similar entity delegated to hold and distribute the assets of Payee pursuant to a Plan of Liquidation adopted by the Payee.

                  [Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, Maker has executed this Note as of the 12/th/ day of
September, 2001.

                                     MINDARROW SYSTEMS, INC.
                                     a Delaware corporation


                                     By:   _______________________________
                                     Name: Robert I. Webber
                                     Its:  Chief Executive Officer